CUSIP No. 12008R107

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)

Builders FirstSource, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

12008R107

(CUSIP Number)

July 1, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[XX]     Rule 13d-1(b)

[XX]     Rule 13d-1(c)

[   ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 12008R107

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Stadium Capital Management, LLC

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) XX

(b) ______

3. SEC Use Only ___________________________________________________________

4. Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power	-0-
	6. Shared Voting Power	14,808,890
	7. Sole Dispositive Power	-0-
	8. Shared Dispositive Power	14,808,890

9. Aggregate Amount Beneficially Owned by Each Reporting Person 14,808,890

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions) ______

11. Percent of Class Represented by Amount in Row (9) 15.3%

12. Type of Reporting Person (See Instructions) IA, OO

CUSIP No. 12008R107

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Alexander M. Seaver

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) XX

(b) ______

3. SEC Use Only ___________________________________________________________

4. Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power	-0-
	6. Shared Voting Power	14,808,890
	7. Sole Dispositive Power	-0-
	8. Shared Dispositive Power	14,808,890

9. Aggregate Amount Beneficially Owned by Each Reporting Person 14,808,890

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions) ______

11. Percent of Class Represented by Amount in Row (9) 15.3%

12. Type of Reporting Person (See Instructions) IN

CUSIP No. 12008R107

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Bradley R. Kent

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) XX

(b) ______

3. SEC Use Only ___________________________________________________________

4. Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power	-0-
	6. Shared Voting Power	14,808,890
	7. Sole Dispositive Power	-0-
	8. Shared Dispositive Power	14,808,890

9. Aggregate Amount Beneficially Owned by Each Reporting Person 14,808,890

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions) ______

11. Percent of Class Represented by Amount in Row (9) 15.3%

12. Type of Reporting Person (See Instructions) IN

CUSIP No. 12008R107

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Stadium Relative Value Partners, L.P.

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ______

(b) ______

3. SEC Use Only ___________________________________________________________

4. Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power	-0-
	6. Shared Voting Power	-0-
	7. Sole Dispositive Power	-0-
	8. Shared Dispositive Power	-0-

9. Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions) ______

11. Percent of Class Represented by Amount in Row (9) 0%

12. Type of Reporting Person (See Instructions) PN

CUSIP No. 12008R107

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Stadium Capital Partners, L.P.

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ______

(b) ______

3. SEC Use Only ___________________________________________________________

4. Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power	-0-
	6. Shared Voting Power	13,477,926
	7. Sole Dispositive Power	-0-
	8. Shared Dispositive Power	13,477,926

9. Aggregate Amount Beneficially Owned by Each Reporting Person 13,477,926

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions) ______

11. Percent of Class Represented by Amount in Row (9) 13.9%

12. Type of Reporting Person (See Instructions) PN

CUSIP No. 12008R107

Item 1.

(a) Name of Issuer

Builders FirstSource, Inc.

(b) Address of Issuer's Principal Executive Offices

2001 Bryan Street, Suite 1600, Dallas, TX 75201

Item 2.

(a) The names of the persons filing this statement are:

Stadium Capital Management, LLC ("SCM"); Alexander M. Seaver ("Seaver"); Bradley R. Kent ("Kent"); Stadium Relative Value Partners, L.P. ("SRV"), and Stadium Capital Partners, L.P. (“SCP”), (collectively, the "Filers").

SRV and SCP are filing this statement jointly with the other Filers, but not as a member of a group and expressly disclaim membership in a group.

(b) The principal business office of the Filers is located at:

550 NW Franklin Avenue, Suite 478, Bend, OR 97701.

(c) For citizenship of Filers, see Item 4 of the cover sheet for each Filer.

(d) This statement relates to shares of Class A common stock of the Issuer (the "Stock").

(e) The CUSIP number of the Issuer is: 12008R107

CUSIP No. 12008R107

Item 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [XX] An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

(h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

See Items 5-9 and 11 of the cover page for each Filer.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following    [     ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

SCM is an investment adviser whose clients, including SRV and SCP, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock.  Seaver and Kent are the Managing Members of SCM, which is the general partner of SRV and SCP.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

See Item 2(a) of this Schedule.

CUSIP No. 12008R107

Item 9.     Notice of Dissolution of Group

Not applicable.

Item 10. Certification.

The following Certification is made by SCM, Kent and Seaver.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

The following Certification is made by SRV and SCP:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:                      July 1, 2011

STADIUM CAPITAL MANAGEMENT, LLC By: Bradley R. Kent, Manager	Alexander M. Seaver Bradley R. Kent
STADIUM RELATIVE VALUE PARTNERS, L.P. By: Stadium Capital Management, LLC By: Bradley R Kent, Manager
STADIUM CAPITAL PARTNERS, L.P. By: Stadium Capital Management, LLC By: Bradley R Kent, Manager